Exhibit 10.3
LETTER AGREEMENT
Regarding VoIP Revenue Payment from
LY Holdings, LLC and Lightyear Network Solutions, LLC
     This LETTER AGREEMENT (“Agreement”) certifies that, for good and valuable consideration received on the date hereof,                      (“Lender”), is entitled to receive each month from LY Holdings, LLC, a Kentucky limited liability company (“LYH”), and Lightyear Network Solutions, LLC, a Kentucky limited liability company (“LNS”; collectively with LYH, “Lightyear”),                      percent (___%) of the Monthly Revenue (as defined herein) from the sales of products and services generated from Voice over Internet Protocol (“VoIP”) technology, as determined from the VoIP product codes in Lightyear’s billing system and revenue reports; all as subject to the terms and conditions set forth herein (the “VoIP Revenue Payment”). For purposes of this Agreement, “Monthly Revenue” means all revenue from the immediately preceding monthly billings excluding taxes, loop charges, termination charges, USF charges, PICC charges, monthly recurring charges and other similar charges.
     1. VoIP Revenue Payment.
          1.1 Generally. Pursuant to, and in consideration for, a loan from Lender to Lightyear in the amount of $                     evidenced by a promissory note executed by Lightyear to the Lender contemporaneously with the issuance of this Letter Agreement and made pursuant to a Loan Agreement (the “Loan Agreement”) by and among Lightyear, Lender and certain other parties dated as of even date herewith, Lightyear agrees, for the Term (as defined in Section 2 below) to pay Lender on or before the twentieth (20th) day of each month an amount equal to the VoIP Revenue Payment; provided, however, all such payments are subject to the restrictions set forth in Section. 1.2 of this Agreement.
          1.2 Restrictions. Until such time as Lightyear has repaid all indebtedness Lightyear owes the Banks (as that term is defined in the Loan Agreement), Lightyear shall not pay Lender the VoIP Revenue Payment, but instead shall accrue such payments as an obligation due Lender with such accrued obligation fully subordinated to all Lightyear indebtedness and obligations Lightyear owes to the Banks. The VoIP Revenue Payment shall be unsecured. When all indebtedness and obligations Lightyear owes the Banks has been repaid, Lightyear shall (a) immediately pay Lender all accrued VoIP Revenue Payments due and owing Lender under this Agreement up to $___(the “Cap”) and any such accruals exceeding the Cap may be paid as mutually agreed upon by the Lender, Lightyear and any third party providing financing to Lightyear for the purpose of repaying the Banks; and (b) then commence making the VoIP Revenue Payment monthly as set forth in Section 1.1 of this Agreement.
     2. Term; Termination Fee.
          2.1 Term. The term (“Term”) of this Agreement shall commence as of the date of this Agreement and continue until the sooner to occur of (a) 120 months, or (b) a Sale Transaction (as defined hereafter) unless the Successor-in-Interest (as defined hereafter) consents to the continued payment of the VoIP Revenue Payment pursuant to this Agreement (Lightyear shall use its best efforts to obtain such consent); provided, however, if the VoIP Revenue

Payment is terminated pursuant to clause (b) of this Section 2.1 because the Successor-in-Interest does not consent to the continued payment of the VoIP Revenue Payment (an “Early Termination Event”), Lightyear shall immediately pay to Lender a termination fee (the “Termination Fee”) calculated as set forth in Section 2.2 of this Agreement. Notwithstanding the foregoing, Lightyear shall not pay the Termination Fee unless the Banks have been repaid in full at the time Termination Fee becomes due; provided, however, in such circumstances, the Termination Fee shall be accrued by Lightyear for the benefit of Lender on an unsecured basis until such time as the Banks have been repaid in full and all commitments to make loans shall have terminated and then the Termination Fee shall be immediately paid to Lender by Lightyear. For purposes of this Section 2.1, “Sale Transaction” means any sale of all or substantially all of the membership interests in LYH or LNS, any binding exchange of all or substantially all of the membership interests in LYH or LNS, any merger involving LYH or LNS, any sale of all or substantially all of the assets of LYH or LNS, any similar transaction or any transaction having a similar effect. For purposes of this Section 2.1, “Successor-in-Interest” means any party that acquires all or substantially all of the membership interests in LYH or LNS or all or substantially all of the assets of LYH or LNS pursuant to a Sale Transaction.
          2.2 Termination Fee. Immediately upon an Early Termination Event, Lightyear shall pay Lender the Termination Fee in the amount of the sum of the VoIP Revenue Payments for the immediately preceding twelve month period.
     3. Audit Rights of Lender. Lightyear shall maintain complete and accurate records which are relevant to the determination of the VoIP Revenue Payment due Lender under this Agreement, and such records shall be open during reasonable business hours for a period of two (2) years from creation of individual records for examination and audit by Lender not more often than once each year by a certified public accountant selected by Lender (subject to consent of Lightyear, such consent not to be unreasonably withheld or delayed). Each party shall bear its own costs related to such audit; provided, that, for any underpayments greater than five (5) percent by Lightyear, Lightyear shall pay Lender the amount of underpayment and Lender’s out-of-pocket expenses. For any underpayments less than five (5) percent by Lightyear found under this Section, Lightyear shall pay Lender the amount of underpayment. Any overpayments by Lightyear will be refunded to Lightyear or credited to future payments due from Lightyear to Lender, at Lightyear’s election. Results of any such audit shall be provided to Lightyear and Lender.
     4. Miscellaneous.
          4.1 Amendment. This Agreement may be changed, modified, or amended only in writing, which writing shall set forth provisions of such change, modification, or amendment and which shall be executed by all of the parties hereto.
          4.2 Binding Effect. This Agreement shall inure to and be valid and binding upon each of the parties hereto, and their respective successors and assigns.

          4.3 Entire Agreement. This Agreement contains the entire agreement of the parties pertaining to its subject matter and supersedes all prior written and oral agreements pertaining to its subject matter.
          4.4 Time is of the Essence. Time shall be of the essence in the performance of all duties and obligations hereunder.
          4.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.
          4.6 No Assignment. Neither this Agreement nor any interest herein or right or obligation hereunder may be assigned by the Lender in any manner, by operation of law or otherwise, without the prior written consent of Lightyear.
          4.7 Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning and construction of any provision hereof.
          4.8 Severability. The parties agree that each provision to this Agreement shall be construed independent of any other provision of this Agreement. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. This Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
          4.9 Cumulative Remedies. No right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided herein or by law or equity, but each shall be cumulative of every other right or remedy.
[SPACE INTENTIONALLY BLANK; SIGNATURES ON FOLLOWING PAGE]

     In Witness Whereof, the parties hereto have caused this Agreement to be signed and attested by their duly authorized officers the date written below.

LY Holdings, LLC

Dated:	By:
J. Sherman Henderson, President

Lightyear Network Solutions, LLC

Dated:	By:

J. Sherman Henderson, President

Dated:	By:

Ron Carmicle

Schedule to Exhibit 10.3 to Current Report on Form 8-K
Letter Agreement Lenders
Lenders executing VoIP Letter Agreements with Lightyear of the form attached, including Percentage of Monthly Revenue paid, loaned amount and Cap.

		Loaned
Lender	Percentage of Monthly Revenue	Amount	Payment Cap*
Rigdon O. Dees, III	2.00%	$400,000.00	$30,000.00
Rice Realty Company, LLC	0.50%	$150,000.00	$7,500.00
LANJK, LLC	0.50%	$150,000.00	$7,500.00
CTS Equities Limited Partnership	0.50%	$150,000.00	$7,500.00
Ron Carmicle	0.50%	$150,000.00	$7,500.00

*	As Lightyear has repaid all indebtedness it owed to the Banks, the Payment Cap is no longer applicable to the VoIP Letter Agreements.